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769248026                                                       FILED
                                                              SEP 5 1989
                                                            /s/ [illegible]
                                                           SECRETARY OF STATE
                          CERTIFICATE OF INCORPORATION
                                       of
                        MEDIA COMMUNICATIONS GROUP, INC.

         FIRST. The name of this corporation is MEDIA COMMUNICATIONS GROUP, INC.

         SECOND. Its registered office in the State of Delaware is to be located at 725 Market Street Wilmington Delaware 19801 in the _________________________, County of New Castle. The registered agent in charge thereof is The Company Corporation at same address.

         THIRD. The nature of the business and the objects and purposes proposed to be transacted, promoted and carried on, are to do any or all the things herein mentioned, as fully and to the same extent as natural persons might or could do, and in any part of the world, viz:

         "The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware."

         FOURTH. The amount of the total authorized capital stock of this corporation is 5 million share of .01 Par Value.

         FIFTH. The name and mailing address of the incorporator is as follows:

NAME:                           ADDRESS:
David E. Mead,    4408 Lebanon Road, Hermitage, Tennessee 37076

         SIXTH. The powers of the incorporator are to terminate upon filing of the certificate of incorporation, and the name(s) and mailing address(es) of persons who are to serve as director(s) until the first annual meeting of stockholders or until their successors are elected and qualify are as follows:

         Name and address of director(s)

         David E. Mead        4408 Lebanon Rd. Hermitage, TN 37076

         Jim Rushing          230 Twin Oaks Dr. Nashville, TN 37211

         Billy Jones          Box 301B Calhoun, KY 42327 and address(es)

         SEVENTH. The Directors shall have power to make and to alter or amend the By-Laws; to fix the amount to be reversed as working capital, and to authorize and cause to be executed, mortgages and liens without limit as to the amount, upon the property and franchise of the Corporation.

         With the consent in writing, and pursuant to a vote of the holders of a majority of the capital stock issue and outstanding, the Directors shall have the authority to dispose, in any manner, of the whole property of this corporation.

         The By-Laws shall determine whether and to what extent the accounts and books of this corporation, or any of them shall be open to the inspection of the stockholders; and no stockholder shall have any right of inspecting any account, or book or document of this Corporation, except as conferred by the law or the By-Laws, or by resolution of the stockholders.

         The stockholders and directors shall have power to hold their meetings and keep the books, documents and papers of the Corporation outside of the State of Delaware, at such places as may be from time to time designated by the By-Laws or by resolution of the stockholders or directors, except as otherwise required by the laws of Delaware.

         It is the intention that the objects, purposes and powers specified in the Third paragraph hereof shall, except where otherwise specified in said paragraph, be no wise limited or restricted by reference to or inference from the terms of any other clause or paragraph in this certificate of incorporation, but that the objects, purposes and powers specified in the Third paragraph and in each of the clauses or paragraphs of this charter shall be regarded as independent objects, purposes and powers.

         EIGHTH. Directors of the corporation shall not be liable to either the corporation or its stockholders for monetary damages for a breach of fiduciary duties unless the breach involves: (1) a director's duty of loyalty to the corporation or its stockholders; (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation or law; (3) liability for unlawful payments of dividends or unlawful stock purchases or redemption by the corporation; or (4) a transaction from which the director derived an improper personal benefit.

         1. THE UNDERSIGNED, for the purpose of forming a Corporation under the laws of the State of Delaware, do make, file and record this Certificate and do certify that the facts herein are true; and I have accordingly hereunto set my hand.

DATED AT:   Nashville
State of    Tennessee
County of   Davidson

                                                       /s/ David E. Mead.
                                                       ------------------
                                                       DAVID E. MEAD

STATE OF DELAWARE
SECRETERY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 09/28/1999
991406434-2206807

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                        MEDIA COMMUNICATIONS GROUP, 1NC.

         MEDIA COMMUNICATIONS GROUP, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

         FIRST: That the Board of Directors of said corporation at a meeting duly convened and held, adopted the following resolution:

         RESOLVED that the Board of Directors hereby declares it advisable and in the best interest of the Company that Article Fourth of the Certificate of Incorporation be amended to read as follows:

         FOURTH: The total number of shares of stock which this corporation is authorized to issue is:

One Hundred Million (100,000,000) Shares with a par value of $.001 amounting to One Hundred Thousand Dollars ($100,000)

         SECOND: That the said amendment has been consented to and authorized by the holders of a majority of the issued and outstanding stock entitled to vote by written consent given in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

         THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, said corporation has caused this Certificate to be
signed by Dottie Snow, Secretary this          1st day of           August A.D.
1999.

                                        /s/ Dottie Snow
                                        ------------------
                                        Authorized Officer

                                State of Delaware

                        Office of the Secretary of State

                                                                         Page 1

         I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "MEDIA COMMUNICATIONS GROUP, INC.", FILED IN THIS OFFICE ON THE TWENTY-EIGHTH DAY OF SEPTEMBER, A.D. 1999, AT 9 O'CLOCK A.M.

         A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

                                       /s/ Eward J. Freel
                    [SEAL]             -----------------------------------
                                       Eward J, Freel, Secretary of state



         2206807        8100                 AUTHENTICATION:      9998302
         991406434                                     DATE:      09-29-99